Exhibit 99.1

TeleTech Announces Ruth C. Lipper and William A. Linnenbringer to retire from Board of Directors, Gregory A. Conley and Robert Webb Nominated for Election

ENGLEWOOD, Colo., April 13, 2012 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of technology-enabled customer engagement and experience solutions, announced today that Ruth C. Lipper and William A. Linnenbringer will retire from the company’s Board of Directors this year.  In addition, the Company announced that Gregory A. Conley and Robert Webb have been nominated to stand for election at the Annual Meeting of Shareholders on May 24, 2012.

Ms. Lipper and Mr. Linnenbringer have elected to retire from the Board.  Both will serve as directors through the 2012 annual meeting but will not stand for re-election to the Board.

“Ruth Lipper and Bill Linnenbringer have served TeleTech with distinction over their tenure as directors,” said Kenneth D. Tuchman, TeleTech chairman and chief executive officer. “We greatly appreciate their experience and commitment to our stockholders, employees and clients. We also look forward to the prospect of welcoming Greg Conley and Rob Webb to our Board, both of whom will bring their respective technology and healthcare industry experience and perspective.”

Ms. Lipper has been a director since 2002 and serves as chair of the Nominating and Governance Committee of the Board. Ms. Lipper has spent more than 25 years working in various financial and philanthropic leadership roles.  Ms. Lipper is currently a volunteer chairperson for the Lipper Family Charitable Foundation, a position she has held since 1998.

Mr. Linnenbringer has served as a director since 2003 and serves as chair of the Audit Committee of the Board.  In his 32-year career with PricewaterhouseCoopers LLP, a registered public accounting firm, Mr. Linnenbringer held numerous leadership positions, including managing partner for the U.S. banking and financial services industry practice, chairman of the global financial services industry practice, and member of the firm’s policy board and world council of partners.  Mr. Linnenbringer currently serves on the Board of Directors of SunTrust Banks, Inc., a New York Stock Exchange listed financial services company.

Mr. Conley has served as a chief executive officer of several technology services companies including the Odyssey Group, Verio, Inc. and Tanning Technology Corporation.  Mr. Conley also held senior management positions at International Business Machines and Galileo International, Inc.

Mr. Webb currently serves as the chief executive officer of the OptumHealth Care Solutions business unit of UnitedHealth Group.  Mr. Webb was also the president of the United Resources Networks business unit of UnitedHealth Group.   Prior to joining UnitedHealth Group, Mr. Webb held several senior executive positions at One Equity Partners, Willis, Stein & Partners and Equity Group Investments, all private equity firms.  Mr. Webb also served as a consulting manager for Arthur Andersen.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s most successful companies design, build, implement and manage superior customer experiences across the customer lifecycle in order to drive shareholder value.  As the go-to partner for the Global 1000, the TeleTech group of

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Karen Breen	Jeanna Blatt
303.397.8592	303.397.8507

companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, our more than 42,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of customer innovation, revenue generation, technology innovation, enterprise innovation, learning innovation and strategic management consulting. For additional information, please visit www.teletech.com.

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Investor Contact	Media Contact
Karen Breen	Jeanna Blatt
303.397.8592	303.397.8507